EXHIBIT 11.

STATEMENT CONCERNING COMPUTATION OF EARNINGS PER SHARE
QUESTAR CORPORATION
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
                                                      Year Ended December 31,
                                                    1995        1994        1993
                                                 (In Thousands, Except Per Share
                                                     Amounts)
Net Income Data
Income from continuing operations                   $83,786     $49,417     $84,464
Gain from sale of discontinued operations                        38,126
Preferred stock dividends                              (483)       (591)       (695)
Income for common from continuing
    operations                                       83,303      86,952      83,769
Loss from discontinued operations                                            (2,772)
Income available for common stock                   $83,303     $86,952     $80,997

Earnings Per Share on Income Statement - Note A
Average shares outstanding                           40,552      40,292      39,995
Earnings per share from continuing
    operations                                        $2.05       $1.21       $2.10
Gain from sale of discontinued operations                          0.95
Loss from discontinued operations                                             (0.07)
Net income per share                                  $2.05       $2.16       $2.03

Primary Earnings Per Share
Average shares outstanding                           40,552      40,292      39,995
Additional shares assuming exercise of
dilutive stock options -- based on treasury
stock method using average market price                 181         225         300
Shares used in primary earnings per
share                                                40,733      40,517      40,295
Earnings per share from continuing
    operations                                        $2.05       $1.21       $2.08
Gain from sale of discontinued operations                          0.94
Loss from discontinued operations                                             (0.07)
Net income per share                                  $2.05       $2.15       $2.01

Fully Diluted Earnings Per Share
Average shares outstanding                           40,552      40,292      39,995
Additional shares assuming exercise of
dilutive stock options -- based on treasury
stock method using year-end market price
if higher than average market price                     181         225         300
Shares used in fully diluted earnings per
share                                                40,733      40,517      40,295
Earnings per share from continuing
    operations                                        $2.05       $1.21       $2.08
Gain from sale of discontinued operations                          0.94
Loss from discontinued operations                                             (0.07)
Net income per share                                  $2.05       $2.15       $2.01
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Note A - The earnings per share reported on the income
statement do not reflect the dilutive effect of the stock
options because the dilution is less than 3%.